UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2010

ENCOMPASS GROUP AFFILIATES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	000-30486	65-0738251
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)	Number)

420 Lexington Avenue, New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 227-1600

_____________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Departure of CEO; Elimination of COO Position; Appointment of New CEO

On September 3, 2010, Wayne I. Danson separated from his employment with Encompass Group Affiliates, Inc. (the “Company”) and from his positions as President, Chief Executive Officer and director of the Company.  Mr. Danson and the Company are negotiating the terms of a separation agreement.

Also effective September 3, 2010, the Company eliminated the position of Chief Operating Officer.  Mr. Steven Miller will remain with the Company as an Executive Vice President.

Effective September 3, 2010, the Company appointed Robert Gowens of Phoenix Management Services, Inc. (“PMSI”) as its interim Chief Executive Officer.  Mr. Gowens is not expected to serve on the Company’s Board of Directors.  A subsidiary of PMSI, through a team led by Mr. Gowens, was engaged in August, 2010, to provide strategic advisory services to the Company.  Mr. Gowens has been a Managing Director at PMSI since November 2007 and has over 38 years of senior leadership experience in a variety of business environments.  Mr. Gowens has been a senior operating executive for over 16 years at both growth-oriented and challenged companies, and has had full P&L responsibility as Chief Executive Officer, President, and Vice President/General Manager.  Prior to joining PMSI, Mr. Gowens led his own consulting firm providing strategic planning, turnaround management, reengineering, due diligence support, and other consulting services to a variety of middle market clients.  Mr. Gowens has worked with companies in both the public and private sectors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCOMPASS GROUP AFFILIATES, INC.

Dated: September 8, 2010	By:	/s/ William Nolan
Director, Authorized Signatory for this Report